Exhibit 99.2

Press release dated October 22, 2007

BlastGard International Announces Management Change and Commercialization Strategy

CLEARWATER FL — October 22, 2007 — BlastGard International, Inc. (OTCBB: BLGA), a leading provider of proprietary blast mitigation materials, today announced the appointment of our Chief Operating Officer, Andrew McKinnon, to the position of Chief Executive Officer and Board member. McKinnon will assume leadership responsibilities for the company, with the primary focus to create sales and bottom line for our shareholders. He takes the reins from James F. Gordon, who will assume the role of Director of Blast Mitigation Receptacles.

“Our blast mitigated line of trash and bomb receptacles is the first fully commercialized product in our product portfolio and therefore requires my complete attention”, said James Gordon, co-developer of our Blast mitigating product line.

Andrew McKinnon stated “We have made some changes in our business plan to better focus on sales and accountability. We have worked long and hard to arrive at this stage of the business plan and are excited about our sales prospects. Our focus from this point forward is to create revenue and bottom line value for our shareholders. I believe that we have the best product offering in the Blast Protection Industry and we intend to establish ourselves as a dominant force in the industry. An often overlooked advantage we enjoy is the quality of our Board of directors and independent directors under the leadership of James F. Gordon, our Chairman. I am very excited to be joining a Board that is so committed to the long term success of our company.”

About BlastGard International, Inc.

BlastGard International, Inc. creates designs, develops, manufactures and markets proprietary blast mitigation materials. The Company's patent-pending BlastWrap® technology effectively mitigates blast effects and suppresses post-blast fires. This unique technology is being used to create new, finished products or to retrofit to existing products. BlastWrap® is a market leading product from which blast protection solutions are built to save lives and reduce damage to valuable assets from explosions. Additional information on BlastGard can be found at http://www.blastgardintl.com.

``Safe Harbor'' statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements that involve a number of risks and uncertainties. It is possible that the assumptions made by management are not necessarily the most likely and may not materialize. In addition, other important factors that could cause actual results to differ materially include the following: the Company's ability to market its products; the Company's ability to obtain additional funding; the Company's ability to obtain regulatory approvals on new products, the general economy; competitive factors; ability to attract and retain personnel; the price of the Company's stock; and other risk factors. The Company takes no obligation to update or correct forward-looking statements.

Company Contact:

BlastGard International, Inc.

Michael J. Gordon

(727) 592-9400